EXHIBIT 10.1
SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement ("Agreement") is entered into by and between HURCO COMPANIES, INC. (the "Company"), and ROGER J. WOLF ("Wolf”).

Recitals

A.  Wolf has been employed with the Company pursuant to that certain letter agreement dated January 8, 1993 ("Letter Agreement"). Wolf has advised the Company that he plans to retire, and Wolf’s employment with the Company will terminate January 2, 2005.

B.  In recognition of Wolf’s loyal service to the Company and in consideration of Wolf's release and waiver of any and all claims he may have against the Company and his compliance with the other covenants of this Agreement, the Company is willing to provide certain special severance benefits to Wolf in accordance with the terms of this Agreement. In exchange for certain special severance benefits as described in this Agreement, Wolf is willing to waive, and to release the Company from, any and all rights or claims that he may have against the Company, including, but not limited to, the claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) or any other federal or state laws or statutes, and to abide by the covenants and provisions contained in this Agreement.

Agreement

In consideration of the covenants and promises hereby provided, the actions taken pursuant thereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Wolf agree as follows:

1.  Termination of Employment. The Company and Wolf agree that Wolf will retire and Wolf's employment with the Company will terminate effective January 2, 2005 (the "Separation Date"). Wolf hereby resigns from his positions of Senior Vice President, Secretary, Treasurer and Chief Financial Officer effective date of this Agreement.

2.  Salary. The Company will pay Wolf his base salary through the Separation Date. Wolf will be entitled to continue to participate in the Company’s employee benefit plans through the Separation Date. Wolf acknowledges that the Company has paid him all wages and other compensation to which he is entitled in connection with his employment with the Company and that, except as provided in this Agreement, Wolf is not entitled to any additional compensation from the Company.

3.  Special Severance Benefits. Contingent on this Agreement becoming effective, the Company agrees to provide Wolf with the following severance benefits, which Wolf would not otherwise be entitled to receive:

a.  Severance Payments.  The Company will pay Wolf severance compensation in the total gross sum of Three Hundred Ten Thousand Seven Hundred Eighty-Eight Dollars ($310,788.00). Such severance compensation shall be paid to Wolf in thirty-nine (39) bi-weekly installments of approximately Seven Thousand Nine Hundred Sixty-Eight Dollars and Ninety-Two Cents ($7,968.92), less all applicable payroll tax withholdings, with the first such installment commencing on the Company’s first customary payroll date after the Separation Date.

b.  Special Payment. The Company will pay Wolf a special one-time payment of Thirty-Three Thousand Dollars ($33,000.00), less all applicable payroll tax withholdings, on January 28, 2005. This special one-time payment is intended to provide assistance to Wolf in paying for replacement health and life insurance coverage given that Wolf will not be eligible to continue to participate in the Company’s group health and life insurance benefits after the Separation Date.

c.  Vacation Pay. As an additional benefit to Wolf, the Company will pay Wolf the gross sum of Eleven Thousand Three Hundred Eighty-Eight Dollars and Forty-Five Cents ($11,388.45), which sum equals three (3) weeks of vacation pay. The Company shall make such payment, less all applicable payroll tax withholdings, on January 28, 2005.

d.  Lap Top Computer. The Company agrees that Wolf may retain possession of, and the Company hereby transfers to Wolf ownership of, the Company laptop computer assigned to Wolf, provided, however, such laptop computer is first re-imagined and cleansed of any of the Company’s software and business information.

e.  Split Dollar Life Insurance. Concurrently with the execution of this Agreement, the Company and Wolf shall execute the Amendment to Split Dollar Insurance Agreement in the form attached to this Agreement.

4.  Termination of Employee Benefits. Wolf’s eligibility to participate in the Company’s employee benefits plans, including but not limited to participation in the Company’s group health insurance plan and other welfare or retirement plans, will terminate as of the Separation Date. Except as expressly provided in this Agreement, Wolf’s eligibility to participate in and/or his receipt of any employee perquisites will terminate as of the Separation Date. Effective January 3, 2005, Wolf will become eligible to continue health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, at Wolf’s expense. The Company will provide Wolf with the applicable COBRA information in a separate writing.

5.  Stock Options. The Company and Wolf acknowledge and agree that any outstanding options issued to Wolf pursuant to Hurco Companies, Inc. 1997 and 1990 Stock Option and Incentive Plans (the “Stock Option Plans”) shall terminate March 31, 2005 as provided therein.

6.  General Release of Claims.

a.  Wolf’s Release of Claims. To the fullest extent permitted by applicable laws, Wolf hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue the Company and all of its subsidiaries and affiliates and all of its and their current and/or former employees, officers, shareholders, directors, representatives and agents, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation the Company, the "Company Released Parties") from any and all charges, complaints, claims, demands, liabilities, obligations, injuries, actions or rights of action of any nature whatsoever (including without limitation claims for damages, attorneys' fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist in whole or in part as of the date Wolf signs this Agreement, including, but not limited to, any claims based upon, arising out of or in any manner connected with Wolf's employment with the Company, the separation of Wolf's employment with the Company, or the Letter Agreement; provided, however, the foregoing release does not affect or relinquish any of Wolf’s rights, or the Company’s obligations, under this Agreement and the Stock Option Plan. Without limiting the generality of the foregoing, Wolf acknowledges that the foregoing release/covenant not to sue is to be construed as broadly as possible and includes, but is not limited to, and constitutes a complete waiver of, any and all possible claims against the Company Released Parties under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), as amended, all other federal, state and local laws and statutes, all wrongful discharge or other state law claims and all contract claims, tort claims or other theories of recovery. Wolf represents that he has not filed with any agency or court any charges, complaints or legal actions against any of the Company Released Parties. Wolf agrees that he will not file or pursue, or cause to be filed or pursued, any charge, complaint or legal action against any of the Company Released Parties based on any acts, omissions or events occurring up through the date Wolf signs this Agreement. Should any administrative agency or other person bring a complaint, charge or legal action on Wolf's behalf against any of the Company Released Parties based on any acts, omissions or events occurring up through the date Wolf signs this Agreement, Wolf will notify such agency or person promptly that the matter has been resolved to his satisfaction and that he does not wish to have the matter pursued. If such agency or other person independently determines to initiate or pursue a complaint, charge or legal action on Wolf's behalf against any of the Company Released Parties based on any acts, omissions or events occurring up through the date Wolf signs this Agreement, Wolf hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

b.  The Company’s Release of Claims. To the fullest extent permitted by applicable laws, the Company hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue Wolf from any and all charges, complaints, claims, demands, liabilities, obligations, injuries, actions or rights of actions of any nature whatsoever (including without limitation claims for damages, attorneys’ fees, interests and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist in whole or in part as of the date the Company signs this Agreement, including but not limited to, any claims based upon, arising out of or in any manner connected with Wolf’s employment with the Company, the separation of Wolf’s employment with the Company, or the Letter Agreement; provided, however, the foregoing release does not affect or relinquish any of the Company’s rights, or Wolf’s obligations, under this Agreement.

7.  Return of Company Property. Wolf represents and covenants (a) that he has returned, or will return on or before the Separation Date, to the Company all property belonging to the Company, including, but not limited to, keys, access cards, files, equipment, business plans, financial statements, computer disks or files, documents and/or any such other Company property in Wolf’s possession or custody or under Wolf’s control, and (b) that he has not retained and will not retain copies of any the Company's files, documents or other property.

8.  Non-Disclosure of Confidential and Proprietary Information. Wolf acknowledges his continuing responsibilities to the Company with respect to confidential and proprietary information and materials. Wolf therefore agrees and covenants as follows:

a.  Return of Confidential Information. Wolf has returned, or will return on or before the Separation Date of this Agreement, to the Company all originals and all copies (including all computer or other electronically-stored data) of all materials of any kind whatsoever, constituting or containing any "Confidential Information" which are or were in Wolf's possession or custody or under Wolf's control during Wolf's employment up to and including the Separation Date. For purposes of this Agreement, the term "Confidential Information" means any and all of the Company's trade secrets, confidential and proprietary information and all other information and data that is not generally known to third persons who could derive economic value from its use or disclosure, including, without limitation, customer data, business methods and processes, product or service data, pricing data, research and development information, sales and marketing data, cost data, business plans, financial information, personnel information, information about prospective customer or services, and confidential or proprietary information received or acquired from the Company's customers, joint ventures, contractors, agents, vendors or suppliers, whether or not reduced to writing or other tangible medium of expression, including work product created by Wolf in rendering services to or for the Company. The Company and Wolf agree that Confidential Information shall not include any information that becomes generally available to the public through no act or omission of Wolf.

b.  Non-Disclosure of Confidential Information. Subsequent to Wolf's employment with the Company, Wolf will not, without the Company's prior written consent, use or disclose to anyone any of the Confidential Information. Wolf acknowledges and agrees that his obligations hereunder are in addition to, and not in lieu of, any and all confidentiality and/or non-disclosure agreements executed by Wolf during his employment with the Company.

9.  Confidentiality. Wolf agrees and covenants to keep completely confidential and not to disclose or cause to be disclosed the terms and conditions of this Agreement to any third party, except Wolf may disclose the terms of this Agreement to his immediate family, his legal counsel, his accountant or tax preparer, or as required by law.

10.  Indemnification. The Company agrees that, to the extent allowed by applicable law and its corporate Bylaws, it will defend and indemnify Wolf for any claim asserted by a third party against Wolf arising from any act or omission that Wolf may have committed, provided such act or omission by Wolf was committed by Wolf: (a) in his capacity as an officer and employee of the Company; (b) in the scope and course of his employment with the Company; and (c) in good faith. Wolf acknowledges and agrees that the Company shall have the right, in its sole discretion, to control the defense and disposition of any claim for which it has the obligation to defend and indemnify Wolf under this section.

11.  Non-Disparagement. Wolf agrees and covenants that, except as may be required by law or compelled by legal process, he will not make or publish any statements that disparage, or damage the reputation of, any of the Company Released Parties.

12.  Termination of Letter Agreement. The Company and Wolf agree that the Letter Agreement is terminated and of no further effect.

13.  Cooperation. Wolf agrees to cooperate with the Company in any work transition issues, including without limitation making himself reasonably available, if requested, to answer questions or otherwise provide information concerning business transition matters. Wolf further agrees and covenants that if the Company desires Wolf to provide any information or testimony relating to any judicial, administrative or other proceeding involving the Company or any of its affiliated entities, Wolf will cooperate in making himself reasonably available for such purposes and will provide truthful information and/or testimony. The Company agrees to reimburse Wolf for all necessary and reasonable out-of-pocket expenses Wolf incurs in connection with such matters. Should Wolf be served with a subpoena in any legal proceeding relating to the Company or any of its affiliates, Wolf agrees: (a) to inform the Company immediately of the subpoena; (b) to cooperate with the Company and its attorneys in preparing for any hearings, depositions or other formal process by which evidence is taken or received; and (c) to provide truthful evidence in response to questions that are within the scope of proper discovery. Wolf further agrees to comply with any reasonable, lawful directions by the Company’s attorneys should any litigation relating to the Company or any of its affiliates involve Wolf as a witness.

14.  No Other Severance Plan Benefits. Wolf acknowledges that, except as expressly provided in this Agreement, he is not entitled to any other severance payments or other benefits under any other plan or program that may be maintained by the Company, and Wolf hereby waives any and all rights he may have under any such plans or programs.

15.  Age Act Advisements. Wolf acknowledges : (a) that the Company has advised him that his employment with the Company was covered by the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), as amended; (b) that the Company has advised him to consult with an attorney prior to signing this Agreement; (c) that the Company has advised him that he has up to twenty-one (21) days to consider and accept this Agreement by signing and returning this Agreement to the Company; and (d) that the Company has advised him that for a period of seven (7) days following Wolf's signing of this Agreement, Wolf may revoke this Agreement by written notice to the Company; this Agreement will not become binding and enforceable until the 7-day revocation period has expired, without Wolf having exercised his revocation right.

16.  No Admission. This Agreement and the actions taken pursuant to this Agreement do not constitute an admission by the Company of any wrongdoing or liability to Wolf, and the Company expressly denies any wrongdoing or liability.

17.  Successors. This Agreement shall be binding upon and shall inure to the benefit of the heirs, personal representatives, successors, and assigns of each of the parties.

18.  Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter addressed herein and supersedes any prior agreements, understandings or representations, oral or written, with respect to the subject matter addressed herein.

19.  Modification. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Wolf and a duly authorized officer of the Company.

20.  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana. The Company and Wolf agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Marion County, Indiana, or in the United States District Court for the Southern District of Indiana, Indianapolis Division, and the parties hereby submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

21.  Severability. The provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any covenant or provision be held unenforceable for any reason, then such covenant or provision shall be enforced to the maximum extent permitted by law.

22.  Counterparts. This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute but one agreement.

23.  Acknowledgement. Wolf acknowledges that he has read this Agreement, that he has had the opportunity to consult with his own attorney concerning this Agreement if he so chooses, and that he is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the Company and Wolf have executed this Agreement on the dates indicated below, intending it to become effective seven (7) days after Wolf signs the Agreement.

                            WOLF                                  HURCO COMPANIES, INC.

/s/ Roger J. Wolf____________________        By: /s/ James D. Fabris_________________
Roger J. Wolf                       James D. Fabris
                      President, COO

Date: _11/23/04_____________________        Date: __11/23/04______________________